Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to Haas and Cobb Petroleum Consultants, LLC in this Form S-1 for EON Resources Inc. and to the use of information from, and the inclusion of, the report dated April 20, 2026 with respect to the estimates of proved reserves, future production and income as of December 31, 2025 and December 31, 2024, attributable to the interest of EON Resources Inc. and its subsidiary, LH Operating, LLC, in certain oil and gas properties in this Form S-1.

/s/ Thad Toups
Thad Toups
President, Haas and Cobb Petroleum Consultants, LLC
Texas Registered Firm # F-26129 October 27, 2026